UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2007 (September 10, 2007)

LINN ENERGY, LLC

(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At a telephonic meeting held on September 10, 2007, the Board of Directors of Linn Energy, LLC (the “Company”) voted to increase the size of the Company’s board to five members and, based on the nomination made by the Board’s Nominating Committee, appointed Joseph P. McCoy to fill the vacancy.  Mr. McCoy is an independent director and will serve on the Company’s Audit, Nominating and Governance, and Compensation Committees. In accordance with the Company’s Second Amended and Restated Limited Liability Company Agreement, as amended, Mr. McCoy will serve as a director until the next annual meeting of unitholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.

Mr. McCoy was not selected pursuant to any arrangement or understanding with any other person.   Mr. McCoy has not been a participant in any transaction since January 2007, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

In connection with his appointment, Mr. McCoy was granted 3,000 phantom units under the Company’s Long-Term Incentive Plan.  Under the terms of the phantom unit grant agreement, the forfeiture restrictions on the phantom units lapse on the first anniversary of the grant date, provided that Mr. McCoy continues to serve on the Board of Directors on that date or he stood for reelection but was not elected.  If Mr. McCoy’s service is terminated for cause at any time after the grant date and regardless of whether the restricted period has ended, then all phantom units under the grant shall be forfeited.

A copy of the press release announcing Mr. McCoy’s appointment is attached to this Report as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Linn Energy, LLC dated September 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: September 11, 2007	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

99.1	Press Release of Linn Energy, LLC dated September 10, 2007.